Exhibit 10.12

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Settlement Agreement”) is made as of September 5, 2007 (“Effective Date”) by and between Cogent, Inc. (“Cogent”), on the one hand, and Northrop Grumman Corporation, Northrop Grumman Information Technology Overseas, Inc., Northrop Grumman Information Technology, Inc., Northrop Grumman Space & Mission Systems Corp., and Northrop Grumman Commercial Systems, Inc. (collectively referred to in the singular below as “Northrop”), on the other hand, (collectively, “Parties”).

WHEREAS, on April 20, 2005, Cogent filed an action in the California Superior Court in and for the County of Los Angeles, Case No. BC332199, styled Cogent Systems, Inc. v. Northrop Grumman, et al. (“Action”);

WHEREAS, as of the date of this Settlement Agreement, the operative complaint in the Action was the Fourth Amended Complaint, which asserts claims against Northrop for declaratory and injunctive relief, specific performance, replevin, breach of contract, conversion and trade secret misappropriation, breach of trust and confidence, unfair competition, intentional interference with prospective economic advantage, and intentional interference with contract;

WHEREAS, Northrop has denied, and continues to deny, the claims asserted and allegations made against it in the Action, and has denied, and continues to deny, that it is liable to Cogent in any amount, or for any reason, whatsoever; and

WHEREAS, in order to avoid the cost, expense, and vagaries of litigation, the Parties wish to compromise, satisfy, settle, discharge, and release, in full all rights, claims, allegations, and causes of action alleged in the Action, without further dispute or any other action of whatever type;

NOW, THEREFORE, in consideration of the mutual promises, releases and agreements herein, the Parties hereto, for themselves and their respective subsidiaries, successors and assigns, agree as follows:

1. Payment.

1.1 Northrop shall pay to Cogent the sum of U.S. $25,000,000 by wire transfer to an account designated by Cogent as follows:

1.1.1 Fifteen Million Dollars ($15,000,000) on or after January 2, 2008, but no later than January 10, 2008; and

1.1.2 Ten Million Dollars ($10,000,000) on or after January 2, 2009, but no later than January 12, 2009.

1.2 Full and final execution and delivery of the Settlement Agreement and each of the Related Agreements by Cogent is a condition precedent to Northrop’s payment obligations pursuant to subparagraphs 1.1.1 and 1.1.2 above.

2. Related Agreements.

2.1 Simultaneous with the execution of this Settlement Agreement, the following Parties shall enter into the following agreements (collectively, “Related Agreements”):

2.1.1 A Software License Agreement between Cogent and Northrop Grumman Corporation and its wholly owned subsidiaries and in the form attached as Exhibit A;

2.1.2 A Products and Services Agreement between Cogent and Northrop Grumman Corporation and its wholly owned subsidiaries and in the form attached as Exhibit B; and

2.1.3 A Strategic Alliance Agreement between Cogent and Northrop Grumman Corporation in the form attached as Exhibit C.

2.2 Full and final execution and delivery of each of the Related Agreements is a condition precedent to the effectiveness of this Settlement Agreement. From and after the date of the Parties’ execution of this Settlement Agreement, the terms of the Related Agreements and this Settlement Agreement shall be confidential, and shall not further be disclosed by the Parties to any other persons, entities or organizations, except:

2.2.1 to the extent such terms were known by or have been available to the public as of the date of the Parties’ execution of this Settlement Agreement;

2.2.2 to the extent such terms become available to the public otherwise than by breach of this Settlement Agreement;

2.2.3 to actual or prospective customers of either of the Parties;

2.2.4 to the extent required by an order of a court having jurisdiction or under subpoena from a court of law or an appropriate government agency (in which event, the Party receiving any such subpoena or order shall give written notice to the other Party three (3) business days prior to responding);

2.2.5 in order for a Party to obtain legal, accounting or tax services;

2.2.6 in order to enforce this Settlement Agreement;

2.2.7 as may be required by a Party to comply with applicable law, including the disclosure requirements of the federal securities laws and the listing requirements of any exchange on which the securities of Cogent or Northrop may be listed; or

2.2.8 as otherwise specified in the Related Agreements.

3. Release of Northrop.

3.1 Except as to such rights or claims as may be created by this Settlement Agreement or by any of the Related Agreements, Cogent hereby releases, remises, and forever discharges:

3.1.1 Northrop and each of its successors, predecessors, affiliates, parents, subsidiaries, employees, agents, representatives, officers, directors, attorneys, sureties, or insurers;

3.1.2 the National Policing Improvement Agency (“NPIA”), the Police Information Technology Organisation (“PITO”), UK Home Office, UK Foreign & Commonwealth Office, UKvisas, and policing agencies and/or forces that are or have been end users of the NAFIS and/or IDENT1 services and/or systems (collectively, “UK Customers”); and

3.1.3 Sagem Defense Securite (“SAGEM”) and ARGTEC, Inc. (“ARGTEC”), but only with respect to claims arising out of Northrop’s disclosure or transfer of any Cogent proprietary information to SAGEM or ARGTEC or SAGEM or ARGTEC’s use of any such proprietary information or information derived therefrom.

3.2 Except as set forth in Paragraph 4 below, the release of the entities named in subparagraph 3.1 above (collectively, the “Northrop Released Parties”) shall include any and all claims (including claims which were or could have been brought in the Action), demands, debts, losses, obligations, warranties, costs, expenses, rights of action and causes of action, of every kind and nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, known or unknown, suspected or unsuspected, existing, or claimed to exist, which Cogent ever held or had, now holds or has, or may claim to hold or have, as of the Effective Date, or which are based either in whole or in part on any materials that may be returned by Northrop to Cogent or destroyed by Northrop pursuant to Paragraph 11 of this Settlement Agreement (the “Northrop Released Claims”).

4. Representations and Warranties by Northrop. Northrop represents and warrants that it is not using any Cogent Source Code or Cogent Object Code (as such terms are defined in Paragraphs 11.1 and 11.2 below) on any program, including the IDENT1, ABIS and CIS projects as described in the Software License Agreement. The Northrop Released Claims shall not include any claims arising out of any breach of the representations and warranties in this Paragraph 4; provided, however, that any such breach shall not in any way negate or affect either the release of any of the Northrop Released Claims or the enforceability of this Settlement Agreement.

5. Release of Cogent. Except as to such rights or claims as may be created by this Settlement Agreement or the Related Agreements, Northrop hereby releases, remises, and forever discharges Cogent and each of its successors, predecessors, affiliates, parents, subsidiaries, employees, agents, representatives, officers, directors, attorneys, sureties, or insurers (the “Cogent Released Parties”) from any and all claims (including claims which could have been brought as counter-claims in the Action), demands, debts, losses, obligations, warranties, costs, expenses, rights of action and causes of action, of every kind and nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, known or unknown, suspected or unsuspected, existing, or claimed to exist, which Northrop ever held or had, now holds or has, or may claim to hold or have, as of the Effective Date (the “Cogent Released Claims”).

6. Representations and Warranties by Cogent. Cogent represents and warrants that it is not using any Northrop Source Code or Northrop Object Code (as such terms are defined below) on any program. The Northrop Released Claims shall not include any claims arising out of any breach of the representations and warranties in this Paragraph 6; provided, however, that any such breach shall not in any way negate or affect either the release of any of the Cogent Released Claims or the enforceability of this Settlement Agreement. “Northrop Source Code” shall mean all algorithms and/or source code (including algorithms contained in any such source code), that was provided by TRW and/or Northrop to Cogent at any time, in whatever form or medium of storage (including any compilations of such code), including, without limitation, all fingerprint minutia filtering routines, as well as any alterations, revisions, modifications and/or annotations of such source code and all copies thereof. “Northrop Object Code” shall mean any object and/or executable code within Cogent’s possession that was provided by TRW and/or Northrop to Cogent at any time or which was created by Cogent by compiling Northrop Source Code, in whatever form or medium of storage (including any load images of such code), including, without limitation, all fingerprint minutia filtering routines, as well as any alterations, revisions, modifications and/or annotations of such source code and all copies thereof.

7. California Civil Code Section 1542 Waiver. In furtherance of the Parties’ intention that the Settlement Agreement be in full and final accord and satisfaction of the claims or potential claims which are the subject of the Settlement Agreement, and except as provided in Paragraphs 4 and 6 above, each Party hereto expressly waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

8. Attorneys’ Fees. Each of the Parties hereto will bear its own costs and attorneys’ fees incurred in connection with the Action and this Settlement Agreement.

9. Dismissal. Upon execution and delivery of this Settlement Agreement and each of the Related Agreements, counsel for Cogent and Northrop shall promptly execute and file a Stipulation of Dismissal with Prejudice of the Action substantially in the form of Exhibit D annexed hereto (the “Dismissal”). The Parties each represent that, to the best of their knowledge, there are no other pending actions arising out of or relating in any way to the Action or to the claims and/or facts which were alleged or could have been brought in the Action.

10. Return or Disposal of Discovery Material. With respect to the disposition of materials produced by the Parties during the course of discovery in the Action, the Parties each agree as follows:

10.1 Within ninety (90) days after the filing of the Dismissal, each of the Parties shall return to the Producing Party or destroy (and certify to the Producing Party the return and/or destruction of) all Discovery Material and all copies of such materials, including, without limitation, all Confidential Discovery Material and Highly Confidential Discovery Materials received from the Producing Party. “Producing Party,” “Discovery Material,” “Confidential Discovery Material,” and “Highly Confidential Discovery Material” shall have the meanings set forth in the Protective Order entered in the Action on February 7, 2006 (the “Protective Order”). Discovery Materials required to be returned or destroyed pursuant to this Paragraph 10 shall be referred to herein as the “Disposed Materials.”

10.2 The Parties’ obligations to return or destroy Discovery Materials shall include all materials and copies provided to any expert, consultant, or other third party.

10.3 Notwithstanding any provisions of this Settlement Agreement, the Parties agree that their respective outside counsel shall have the right to archive and retain for a period of ten (10) years one (1) hard copy and one (1) electronic copy of the following files regardless of whether they contain Discovery Materials received from outside counsel for the opposing party: correspondence files (excluding any document productions, whether in hard copy or in electronic form, included as enclosures or attachments to correspondence from outside counsel for the opposing Party); pleading files; written discovery requests and written responses served in the Action (excluding any document productions, whether in hard copy or in electronic form by an opposing Party); and transcripts of depositions taken in the action, including exhibits (collectively, the “Retained Discovery Materials”); provided, however, that, except as provided in Paragraph 11.6 below and except as to deposition transcripts and exhibits to transcripts of depositions, Cogent outside counsel may not retain any Discovery Materials or other writings, in whatever form, medium or embodiment, that contain any Northrop Source Code produced by Northrop in the Action, and Northrop outside counsel may not retain any Discovery Materials or other writings, in whatever form, medium or embodiment, that contain any Cogent Source Code produced by Cogent in the Action.

10.4 Each Party further agrees to instruct its outside counsel to archive and retain, notwithstanding any other provisions of this Settlement Agreement, for a period of ten (10) years one (1) copy of all Discovery Material, including, without limitation, all Confidential Discovery Material and Highly Confidential Discovery Materials, produced by that Party in the Action. The Parties agree that counsel may retain one (1) hard copy and one (1) electronic copy of such materials notwithstanding any other provisions of this Settlement Agreement.

10.5 With respect to (i) all Disposed Materials (pending their return and/or destruction pursuant to this Paragraph 10), and (ii) all Retained Discovery Materials, the Parties shall not use such materials for any purpose or disclose or provide such materials to any person, except to the extent required by an order of a court having jurisdiction or under subpoena from a court of law or an appropriate government agency (in which event, the Party receiving any such subpoena or order shall give written notice to the other Party three (3) business days prior to responding).

11. Return, Disposal and/or Retrieval of Cogent Trade Secret and Other Information. In addition to its obligation to destroy Discovery Materials set forth in Paragraph 10, above, Northrop agrees, represents and warrants that it shall, within ninety (90) days after the filing of the Dismissal, do the following:

11.1 As to all algorithms and/or source code (including algorithms contained in such source code) within Northrop’s possession that was provided by Cogent to TRW and/or to Northrop prior to the Effective Date, in whatever form or medium of storage (including any compilations of such code), including, without limitation, all fingerprint encoding routines (including version 5.03 and earlier), fingerprint matching routines (including version 6.04 and earlier), and all fingerprint minutia filtering routines (including version 1.5 and all earlier), as well as any revisions, modifications and/or annotations of such source code (collectively “Cogent Source Code”) and all copies thereof:

11.1.1 Use reasonable efforts to locate and collect all Cogent Source Code;

11.1.2 Where Cogent Source Code exists on tapes and in a form discrete from Northrop or third-party source code or information, at Cogent’s option, return or destroy (and certify the return and/or destruction of) the Cogent Source Code; and

11.1.3 Where Cogent Source Code exists in a form other than tapes and/or in a form that is not discrete from Northrop or third-party source code or information, destroy (and certify the destruction of) the Cogent Source Code.

11.2 As to all Cogent object and/or executable code within Northrop’s possession that was provided by Cogent to TRW and/or to Northrop prior to the Effective Date or which was created by Northrop by compiling Cogent Source Code, in whatever form or medium of storage (including any load images of such code), including, without limitation, all fingerprint encoding routines (including version 5.03 and earlier), fingerprint matching routines (including version 6.04 and earlier), and all fingerprint minutia filtering routines (including version 1.5 and earlier), as well as any alteration, modification and/or annotation of such object code (collectively “Cogent Object Code”) and all copies thereof:

11.2.1 Use reasonable efforts to locate and collect all Cogent Object Code within its possession; and

11.2.2 Return or destroy (and certify the return and/or destruction of) all Cogent Object Code, whether or not in a form discrete from Northrop or third-party code.

11.3 As to all data structure and data format information within Northrop’s possession that identifies or describes all or any part of any format in which any Cogent software extracts, encodes, stores and/or processes information, provided by Cogent to TRW and/or to Northrop as of the Effective Date, in whatever form or medium of storage, including, without limitation, the .hwf format (“ Data Format Information”):

11.3.1 Use reasonable efforts to locate and collect all Data Format Information; and

11.3.2 Return or destroy (and certify the return and/or destruction of) all Data Format Information, whether or not in a form discrete from Northrop or third-party information.

11.3.3 For purposes of this Settlement Agreement, Data Format Information does not include data encoded in the .mnt format, the .hwf format, or in any other format in which Cogent software extracts, encodes stores and/or processes information, as opposed to information which defines the format itself.

11.4 As to any of the documents identified in Exhibit E to this Settlement Agreement (“Additional Information”) and in Northrop’s possession, use reasonable efforts to locate and collect and to return or destroy (and certify the return and/or destruction of) the documents.

11.5 Northrop may use vendors to locate, collect, return and/or destroy the Cogent Source Code, Cogent Object Code, Data Format Information, and Cogent Information as set forth above; provided that Northrop shall:

11.5.1 obtain the prior written agreement of any vendor engaged in such activities to keep all information contained in such materials confidential; and

11.5.2 remain responsible for ensuring that reasonable efforts are undertaken to locate and collect all such documents.

11.6 Notwithstanding any other provision of this Settlement Agreement, outside counsel for Northrop may retain for a period of ten (10) years one (1) archive copy of each NAFIS and IDENT1 source code release prior to source code release 20.5, which prior releases may contain Cogent Source Code, Cogent Object Code, Data Format Information, and/or Cogent

proprietary or confidential information. After ten (10) business days written notice to Cogent, Northrop may request counsel for access to the archive copies and may review and analyze their contents as required to fulfill customer requirements on the IDENT1 program in effect as of the Effective Date. Northrop’s written notice to Cogent, to the extent possible given customer confidentiality requirements, shall generally explain the reason for Northrop’s belief that its review and analysis of such materials is required for such purposes. In retaining the archive copies and/or providing access to the copies to Northrop, counsel for Northrop shall owe no duties and shall incur no obligations to Cogent of any nature whatsoever. Cogent agrees not to assert any claim of any kind against counsel for Northrop arising out of or related to its retention of the archive copies and/or providing access to the copies to Northrop; provided, however, that Cogent shall be entitled to seek injunctive relief to prevent disclosure of Cogent Source Code, Cogent Object Code, and/or Data Format Information to Northrop in the event Northrop fails to generally establish that its review and analysis of such materials is necessary to fulfill customer requirements on the IDENT1 program in effect as of the Effective Date.

11.7 As to any third party, including, but not limited to, SAGEM or ARGTEC (but specifically excluding UK Customers, former Northrop and TRW employees, individuals who have worked as consultants to Northrop, and vendors engaged in effort of the type provided in Paragraph 11.5 above) to whom Northrop believes it or TRW may have provided Cogent Source Code, Cogent Object Code, Data Format Information and/or any rank order candidate results from any benchmark test of Cogent software (“Cogent Test Data”) before the Effective Date, Northrop agrees that it shall:

11.7.1 Within thirty (30) days from filing of the Dismissal, make a written demand to any such third party that it return and/or destroy (and certify to Northrop the return and/or destruction of) any such materials, including all copies of any such materials, within thirty (30) days;

11.7.2 Provide Cogent a copy of each written demand and all written responses to each such demand; and

11.7.3 Return to Cogent or destroy (and certify the return and/or destruction of) all materials returned by said third party.

11.8 As to R.J. Langley and Robert Gerbracht, Northrop agrees that it shall:

11.8.1 Within thirty (30) days from filing of the Dismissal, send letters reminding them of any confidentiality obligations regarding Cogent’s Source Code, Cogent Object Code, Data Format Information, and Cogent Test Data they may have under confidentiality agreements executed between them and TRW and/or Northrop, to the extent known by Northrop, and making a demand that they return and/or destroy (and certify to Northrop the return and/or destruction of) any Cogent Source Code, Cogent Object Code, Data Format Information and/or any Cogent Test Data, including all copies of any such materials, within thirty (30) days.

11.8.2 Return to Cogent or destroy (and certify the return and/or destruction of) all materials returned by said third party.

11.9 Cogent acknowledges and agrees that, given, among other things, the size of an organization such as Northrop, and despite Northrop’s exercise of reasonable efforts, Northrop may fail to (a) identify and/or locate all materials within the scope of subparagraphs 11.1 through 11.4 above within the ninety (90) day period from the filing of the Dismissal, or at all; or

(b) identify, and hence to send demands to, third parties within the scope of subparagraph 11.7 above within the (30) day period from the filing of the Dismissal, or at all. Northrop’s failure to identify and/or locate all materials within the scope of subparagraphs 11.1 through 11.4 within the ninety (90) day period from the filing of the Dismissal or at all, despite exercise of reasonable efforts, shall not constitute a breach of this Settlement Agreement. Northrop’s failure to identify, and hence to send demands to, all third parties as specified in Paragraph 11.7 above, within the thirty (30) day period from the filing of the Dismissal, or at all, despite the exercise of reasonable efforts, shall not constitute a breach of this Settlement Agreement.

11.10 Should Northrop discover and/or receive additional materials subject to subparagraphs 11.1 through 11.4 after the ninety (90) day period from the filing of the Dismissal, Northrop shall promptly return, destroy and/or retrieve such materials, as applicable. Should Northrop, after the time period specified in Paragraph 11.7, identify additional third parties to whom demands for return and/or destruction of materials should have been sent pursuant to that paragraph, Northrop will promptly send out such demands and comply with all other provisions of Paragraph 11.7 with respect to those third parties.

11.11 Except as to any claims arising out of any breach of the representations and warranties in Paragraph 4 above, Cogent shall not assert against any of the Northrop Released Parties any claim, demand, obligation, right of action or cause of action, of any kind and nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, based on any materials or the content of any materials returned to it by Northrop or destroyed by Northrop pursuant to the requirements of subparagraphs 11.1 through 11.4 and 11.7 above.

12. Rights in Technology and Information. With respect to the following technology and information, the Parties agree as follows:

12.1 As of the filing of the Dismissal, Northrop acknowledges and agrees that all Cogent Source Code is Cogent trade secret information and that Northrop has no right to use or to disclose to any third party any Cogent Source Code on or after the Effective Date.

12.2 As of the filing of the Dismissal, Northrop acknowledges and agrees that all Cogent Object Code is Cogent trade secret information and that Northrop has no right to use or to disclose to any third party any Cogent Object Code on or after the Effective Date.

12.3 As of the filing of the Dismissal, Northrop acknowledges and agrees that Northrop has no right to use or to disclose to any third party any Cogent Data Format Information on or after the Effective Date, except as expressly may be permitted by any of the Related Agreements and/or any future written agreements between Cogent and Northrop and/or its related entities. Notwithstanding the provisions of this Paragraph 12.3, Cogent agrees that, upon written request from Northrop and at a price to be determined in accordance with the terms of the Products and Services Agreement referenced in Paragraph 2 above, Cogent shall convert, either to a NIST-9 format or to another public format designated by Northrop, any fingerprint data formatted in the .hwf format and in the possession of, and/or used by or on, the NAFIS program and/or services or the IDENT1 program and/or services, or by the UK Customers. Cogent shall take reasonable steps to complete any such conversion request within thirty (30) days of Northrop’s written request, subject to Cogent’s existing work requirements and resources, unless otherwise agreed to by the Parties in writing. After any such conversion, Northrop may utilize the reformatted data for any purpose whatsoever Northrop’s request for and use of such converted data shall not constitute or be deemed to constitute a breach of this

Settlement Agreement. Northrop shall have the right to encode images that may have been previously encoded in any other format using or embodying Cogent Data Format Information, including without limitation the .hwf format, and Northrop shall not be liable to Cogent for the removal of Cogent Data Format Information from any previously existing data bases or storage materials.

12.4 The UK Customers shall have the right to convert data in existence in the .hwf format as of the time of execution of this Settlement Agreement to other formats, and thereafter utilize the reformatted data for any purpose whatsoever.

12.5 Cogent recognizes and hereby acknowledges and agrees, that the Release 20.5 version of IDENT1 program source code provided by Northrop’s counsel to Cogent’s counsel on August 17, 2007 does not contain, and is free of, Cogent Source Code, Cogent Object Code, Data Format Information, and any form of Cogent proprietary information, trade secret information, technology and/or know how.

12.6 Northrop acknowledges and agrees that Cogent owns and has all interest in the Pattern Matching Accelerator (“PMA”) Boards. As used herein, “PMA Boards” means the multiple-layer, Field Programmable Gate Array (“FPGA”) based printed circuit boards produced by Cogent and designed for high-speed fingerprint matching as of June 22, 2000.

12.7 Cogent acknowledges and agrees that Northrop owns and has all interest in the Fingerprint Match Accelerator (“FMA”) Boards. As used herein, “FMA Boards” means the multi-layer, FPGA-based printed circuit boards developed and produced by TRW or which TRW paid to have developed and/or produced and designed to act as a coarse fingerprint matcher as of June 22, 2000.

12.8 Northrop shall not disclose any Cogent Test Data to any third party, other than the UK Customers, and then only as requested by such parties and/or as required under the NAFIS or IDENT1 contracts.

13. Confidentiality. Northrop acknowledges and agrees that it shall not disclose to any third party any information, whether or not in written or other tangible form, describing or identifying the content of Cogent Source Code, Cogent Object Code, Data Format Information, or Cogent Test Data, except as expressly set forth herein or in the Related Agreements.

14. Cooperation. The Parties agree to cooperate fully and execute any and all additional documents and take any and all additional action as may be necessary and appropriate to give full force and effect to the terms and intent of this Settlement Agreement, and each of the Related Agreements.

15. Disputes and Choice of Law. The Parties stipulate and agree that this Settlement Agreement is enforceable pursuant to California Code of Civil Procedure § 664.6 and that the Los Angeles County Superior Court may retain jurisdiction to enforce it; provided, however, that any dispute between the Parties relating to any alleged breach of this Settlement Agreement shall be resolved pursuant to the dispute resolution procedures set forth below, that resolution of all disputes regarding the Related Agreements shall be subject to the dispute resolution procedures specified in those agreements, and that any breach of this Settlement Agreement shall not provide any ground for rescission of the Settlement Agreement by either Party.

15.1 This Settlement Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of California, without reference to its conflicts of laws principles without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

15.2 The Parties agree to attempt to settle any claim or controversy arising out of this Settlement Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute between the Parties relating to this Settlement Agreement will first be submitted in writing to a panel comprised of a senior executive, with a rank of Vice President or above, from Northrop and Cogent, who will promptly confer in an effort to resolve such dispute. The executives will be identified by written notice and may be changed any time thereafter by written notice. Any agreed decisions of the executives will be final and binding on the Parties.

15.3 In the event the executives are unable to resolve any dispute within thirty (30) days after submission to them, the Parties agree to resolve the dispute by binding arbitration. Arbitration shall be held in Los Angeles, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”); provided, that the California Code of Civil Procedure, Rules of Evidence and discovery rules of California shall apply to the arbitration of disputes hereunder. Arbitration shall be conducted by one arbitrator (who shall be a retired or former judge), independent of any of the Parties, mutually selected from a list provided by JAMS in accordance with such JAMS Rules. In the event that Northrop and Cogent cannot agree to an arbitrator, they shall each select an arbitrator and such arbitrators shall select a third arbitrator that will act as the arbitrator for disputes hereunder. In circumstances requiring expedited relief, the selection of the arbitrator shall be completed within three (3) business days of the commencement of the arbitration. The arbitrator shall make his or her decision in writing at the earliest convenient date. The arbitrator shall be bound to apply the applicable substantive law set forth herein to each dispute.

The arbitrator shall decide in accordance with the express terms of the Settlement Agreement and shall take into account usages of the trade applicable to this Settlement Agreement. The arbitrator is not empowered to alter, amend, modify or change any of the terms of this Settlement Agreement. The arbitrator shall be empowered to grant any remedy or relief that is just and equitable, including specific performance and injunctive relief; provided, however, that the arbitrator shall not be empowered to award punitive or exemplary damages under any circumstances, whether statutory or common law in nature, and including but not limited to, treble damages awarded by statute. If a Party against whom the arbitrator renders an award fails to abide by such award, the other Party may bring an action to enforce the same in any court of competent jurisdiction. Without limiting the foregoing, the Parties may enforce any arbitration determination in any state or federal court in Los Angeles, California, over the Party against whom such arbitration determination is sought to be enforced. For the purpose of any action or proceeding instituted with respect to any such arbitration determination, the Parties hereby irrevocably submit to the jurisdiction of such courts, irrevocably consent to the service of process by registered mail or personal service and hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may have or hereafter have as to personal jurisdiction, of any state or federal court in Los Angeles, California. The fees and expenses of the arbitrator shall be divided equally between the Parties and paid by them accordingly.

15.4 In the event any action is brought to remedy, prevent, or obtain relief from a breach of this Settlement Agreement, the arbitrator shall have the discretion to decide whether or not to award the prevailing Party reasonable attorney’s fees and expert fees and other reasonably incurred costs and expenses in addition to any other relief to which that Party may be entitled; and shall also have discretion as to the amount of any such fees, costs, and expenses to be awarded; provided, however, that in the event any action is brought to remedy, prevent or obtain relief from a breach of the payment obligations set forth in Paragraph 1.1 of this Settlement Agreement, the prevailing Party shall recover all reasonable attorney’s fees and expert fees and other reasonably incurred costs and expenses in addition to any other relief to which that Party may be entitled.

16. No Admission of Liability. The Parties hereto acknowledge that this Settlement Agreement is a compromise resolution of disputed claims for the purpose of mitigating the costs, uncertainties, and burdens of further litigation and that nothing contained in this Settlement Agreement, including, but not limited to, the acknowledgements in Paragraph 12, or in or the Related Agreements constitutes or should be construed as an acknowledgement or admission of liability in any way on the part of the Parties hereto, each of whom expressly denies any liability or wrongdoing in connection with any of the claims and/or counterclaims asserted in the Action, and the Parties agree not to issue any public statements or comments to the contrary.

17. Binding Agreement. This Settlement Agreement, and all of its terms and provisions, shall be binding on and inure to the benefit of the Parties and each of their present and future successors, predecessors, parents, subsidiaries, principals, assigns, employees, agents, representatives, officers, directors, attorneys, sureties, and insurers.

18. Power and Authority. Each Party and each signatory to this Settlement Agreement hereby represents and warrants that it has full power, authority and legal right to execute, deliver and perform all actions required under this Settlement Agreement and the Related Agreements.

19. No Other Actions. No other or further action is necessary for the Parties to enter into this Settlement Agreement and all other documents contemplated hereby and thereby; however, should any further action or documents be necessary to implement this Settlement Agreement, the Parties agree to complete such action or documents promptly.

20. No Assignment. The Parties each represent and warrant that there has been no assignment or attempted assignment of any rights and/or claims that are the subject matter of this Settlement Agreement or the Related Agreements at any time prior to the signing of this Settlement Agreement.

21. Entire Agreement. This Settlement Agreement and the Related Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior and/or contemporaneous oral or written agreements, negotiations and discussions with respect to the subject matter hereof. All agreements between the Parties and/or their predecessors or subsidiaries entered into prior to the Parties’ execution of this Settlement Agreement are terminated, and each of the Parties’ obligations and rights thereunder are extinguished. The agreements terminated by this Settlement Agreement include without limitation: the June 22, 2000 Settlement Agreement and Mutual General Release; the Confidentiality Agreement No. 78736 as executed as of November 9, 1994 (also known by the Parties as the “1994 Confidentiality Agreement”); the Confidentiality Agreement No. 78736 as executed as of October 3, 2001 (also known by the Parties as the “2001 Confidentiality Agreement”); the August 1994 Agreement in Principle (also known by the Parties as the “Strategic Agreement”); and the February 1995 Agreement regarding the NAFIS Contract (also known by the Parties as the “UK NAFIS Agreement”). The Parties further acknowledge that, except as stated elsewhere in this Settlement Agreement, no Party (nor any officer, agent, employee, representative, or attorney of or for any Party) has made any statement or representation to any other Party regarding any fact relied upon in entering into this Settlement Agreement, and each Party does not rely upon any statement, representation or promise of any Party (or of any officer, agent, employee, representative, or attorney for the other Party) in executing this Settlement Agreement, or in making the settlement provided for herein, except as expressly stated in this Settlement Agreement; and that no consideration has been offered, promised, expected or held out other than as may be expressly provided herein.

22. Modification. This Settlement Agreement may not be altered, modified or amended, unless by agreement in writing executed by the Parties or their authorized representatives, nor any of its provisions waived, unless in writing by the Party granting such waiver.

23. Waiver. Any failure of any Party to enforce any provision of this Settlement Agreement shall not (i) constitute or be construed as a waiver of such provision or otherwise prejudice the right of that Party to enforce such provision at any subsequent time; or (ii) preclude such Party from enforcing any other rights or remedies that such Party may have under this Settlement Agreement.

24. Representation by Counsel. Each Party represents and warrants that it has been represented by legal counsel with respect to the negotiation of the terms of this Settlement Agreement, that it has been advised by legal counsel as to its rights and obligations under this Settlement Agreement, and that it and its counsel have participated in the review and drafting of this Settlement Agreement.

25. Investigation. Each Party to this Settlement Agreement has made such investigation of the facts pertaining to this settlement and this Settlement Agreement and of all the matters pertaining thereto as it deems necessary. Each Party has read this Settlement Agreement and understands its contents.

26. Interpretation. All Parties have had the opportunity to draft, review and edit the language of this Settlement Agreement. Accordingly, no presumption for or against any Party arising out of drafting all or any part of this Settlement Agreement will be applied in any action relating to, connected to, or involving this Settlement Agreement; and the Parties hereby waive the benefit of any statute, providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

27. Headings. The headings of the sections of this Settlement Agreement are included for convenience only and shall not be deemed to constitute part of this Settlement Agreement or to affect its construction.

28. Severability. In the event that any provisions of this Settlement Agreement shall be held to be void, voidable, or unenforceable, the remaining portions of it shall remain in full force and effect. Should any Related Agreement, or any portion thereof, be held to be void, voidable or unenforceable, this Settlement Agreement shall remain in full force and effect, and a Party’s breach of any obligation under any Related Agreement shall not constitute a breach of this Settlement Agreement, and this Settlement Agreement shall remain in full force and effect despite any such breach. A Party’s breach of any obligation under this Settlement Agreement shall not constitute a breach of any of the Related Agreements, and those Related Agreements shall remain in full force and effect despite any such breach.

29. Notices. Any and all notices, demands, or other communications required under this Settlement Agreement (“Notices”) shall be in writing and delivered by receipted courier to the intended recipient at the addresses set forth below, or at such other address as any Party may designate by notice to the other. All notices shall be deemed given when delivered to the address designated below, addressed to the attention of the person or persons designated below:

Notices to Cogent	Notices to Northrop

Kirk D. Dillman, Esq.

Hennigan, Bennett & Dorman LLP

865 South Figueroa Street, Suite 2900

Los Angeles, California 90017

Telephone: (213) 694-1200

Facsimile: (213) 694-1234

Carl E. Kohlweck, Esq.

Cogent Systems

209 Fair Oaks Avenue

South Pasadena, California 91030

Telephone: (626) 799-8090

Facsimile: (626) 799-8996

Joseph F. Coyne, Jr., Esq.

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California

Telephone: (213) 620-1780

Facsimile: (213) 620-1398

W. Burks Terry, Esq.

Corporate Vice President and General Counsel

Northrop Grumman Corp.

1840 Century Park East, 18th Floor

Los Angeles, California 90067

The above-designated names and addresses may be changed by written notice delivered in the manner prescribed in this paragraph.

30. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall constitute an original document. Delivery of an executed counterpart of this Settlement Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Settlement Agreement.

IN WITNESS WHEREOF, the Parties do execute this Settlement Agreement.

Dated: December 4, 2007	COGENT, INC.

	By:	/s/ Ming Hsieh
	Its:	CEO

Dated: December 5, 2007	NORTHROP GRUMMAN CORPORATION

	By:	/s/ Kathleen M. Salmas
	Its:	Assistant Secretary

Dated: December 5, 2007	NORTHROP GRUMMAN INFORMATION TECHNOLOGY OVERSEAS, INC.

	By:	/s/ Kathleen M. Salmas
	Its:	Secretary

Dated: December 5, 2007	NORTHROP GRUMMAN INFORMATION TECHNOLOGY, INC.

	By:	/s/ Kathleen M. Salmas
	Its:	Secretary

Dated: December 5, 2007	NORTHROP GRUMMAN SPACE & MISSION SYSTEMS, CORP.

	By:	/s/ Kathleen M. Salmas
	Its:	Secretary

Dated: December 5, 2007	NORTHROP GRUMMAN COMMERCIAL SYSTEMS, INC.

	By:	/s/ Kathleen M. Salmas
	Its:	Secretary